Report of Independent Registered Public Accounting Firm


To the Board of Trustees
The Advisors' Inner Circle Fund II

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Hancock Horizon Prime Money Market Fund, Hancock Horizon Treasury Securities Money Market Fund, Hancock Horizon Strategic Income Bond Fund, Hancock Horizon Value Fund, Hancock Horizon Growth Fund, and Hancock Horizon Burkenroad Fund of The Advisor's Inner Circle Fund II (the "Funds") complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of September 30, 2008. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 2008, and with respect to agreement of security purchases and sales, for the period from January 31, 2008 (the date of the last examination), through September 30, 2008:

o Confirmation of all securities maintained by Hancock Bank ("Custodian") without prior notice to management;

o Confirmation of all securities held in book entry form by Bank of New York Mellon ("Sub-custodian") (which include but are not limited to securities held by the Funds);

o Reconciliation of all securities on the books and records of the Funds to the Custodian;

o Reconciliation of all such securities between the records of the Custodian and Sub-custodian;

o Confirmation of all securities out for transfer with brokers or alternative procedures;

o Confirmation of all repurchase agreements with the Custodian and agreement to supporting documentation; and

o Agreement of one security purchase and one security sale or maturity from the books and records of each of the Funds to broker confirmations or alternative supporting documents.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of September 30, 2008, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of The Advisor Inner Circle Fund II and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                           /s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania
April 24, 2009

    MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE
                         INVESTMENT COMPANY ACT OF 1940


April 24, 2009

We, as members of management of Hancock Horizon Prime Money Market Fund, Hancock Horizon Treasury Securities Money Market Fund, Hancock Horizon Strategic Income Bond Fund, Hancock Horizon Value Fund, Hancock Horizon Growth Fund, and Hancock Horizon Burkenroad Fund of The Advisors' Inner Circle Fund II (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of September 30, 2008, and from January 31, 2008 through September 30, 2008.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2008, and from January 31, 2008 through September 30, 2008, with respect to securities reflected in the investment account of the Funds.


Sincerely,

The Advisors' Inner Circle Fund II



/s/ Philip T. Masterson
------------------------
Philip T. Masterson
President



/s/ Michael Lawson
------------------
Michael Lawson
Treasurer, Controller, and Chief Financial Officer

FUND NAME                                                         STATE                     REGISTRATION           FILE NUMBER

The Advisors' Inner Circle Fund II
                                                                  CALIFORNIA                ANNUAL                  505 7356
                                                                  COLORADO                  ANNUAL               IC 1995 08 501
                                                                  GEORGIA                   OTHER                 SC-MF-020269
                                                                  Guam                      OTHER                   2008-7233
                                                                  ILLINOIS                  ANNUAL                  60004987
                                                                  INDIANA                   ANNUAL                 93-0548 IC
                                                                  MINNESOTA                 ANNUAL                  R-36888.2
                                                                  Minnesota Exemption       ANNUAL
                                                                  NORTH CAROLINA            ANNUAL                    3326
                                                                  PENNSYLVANIA              ANNUAL                1993-02-003MF
                                                                  VIRGINIA                  ANNUAL                   117018
                                                                  VIRGIN ISLANDS            ANNUAL
                                                                  WYOMING                   OTHER                     18723
The AIC Fund II - Hancock Bank Family of Funds - Trust Class
                                                                  KENTUCKY                  ANNUAL                  60014025
                                                                  LOUISIANA                 ANNUAL                   122656
                                                                  NEW JERSEY                ANNUAL                  BEM-0169
                                                                  OHIO                      OTHER                     64757
                                                                  UTAH                      ANNUAL                 006-9458-91

The Advisors' Inner Circle Fund II -  Class A Share Pro
                                                                  KENTUCKY                  ANNUAL
                                                                  LOUISIANA                 ANNUAL                   121280
                                                                  NEW JERSEY                ANNUAL                  BEM-3641
                                                                  OHIO                      OTHER                     64619
                                                                  UTAH                      ANNUAL                 007-0315-61
The Advisors' Inner Circle Fund II - Class A Shares Prospect
                                                                  KENTUCKY                  ANNUAL                  60017363
                                                                  LOUISIANA                 ANNUAL                   122182
                                                                  NEW JERSEY                ANNUAL                  BEM-4154
                                                                  OHIO                      OTHER                     64751
                                                                  UTAH                      ANNUAL                 007-0782-44
Hancock Horizon Family of Funds Prospectus
                                                                  KENTUCKY                  ANNUAL
                                                                  LOUISIANA                 ANNUAL                   123759
                                                                  NEW JERSEY                ANNUAL                  BEM-4246
                                                                  OHIO                      OTHER                     66197
                                                                  UTAH                      ANNUAL                 007-0874-61
The AIC Fund II - Hancock Bank Family of Funds - Trust Class
                                                                  LOUISIANA                 ANNUAL                   124034
The Advisor's Inner  Cir - Hancock Family of Funds - Class A
                                                                  LOUISIANA                 ANNUAL                   124033
The Advisors Inner Circle II - Hancock Bank Family of Funds -
                                                                  LOUISIANA                 ANNUAL                   124032
Hancock Horizon Government Money Market Fund
                                                                  ALABAMA                   ANNUAL                    27873
Hancock Horizon Government Money Market Fund - Class A
                                                                  MISSISSIPPI               ANNUAL                  60001564
                                                                  TEXAS                     ANNUAL                   M 62883
Hancock Horizon Government Money Market Fund - Inst Sweep
                                                                  MISSISSIPPI               ANNUAL                  60001563
                                                                  TEXAS                     ANNUAL                   M 62884
Hancock Horizon Government Money Market Fund - Trust Class
                                                                  MISSISSIPPI               ANNUAL                  60001562
                                                                  TEXAS                     ANNUAL                   M 62885
The Advisors' Inner Circle Fund II  - Strategic Income Bond
                                                                  ALABAMA                   ANNUAL                    27875
AIC Fund II - Strategic Income Bond Fund - Class A Shares
                                                                  MISSISSIPPI               ANNUAL                  60001565
                                                                  TEXAS                     GOOD UNTIL SOLD          C 62900


FUND NAME                                                         STATE                     REGISTRATION           FILE NUMBER

AIC Fund II - Strategic Income Bond Fund - Class C Shares
                                                                  MISSISSIPPI               ANNUAL                  60001566
                                                                  TEXAS                     GOOD UNTIL SOLD          C 62901
AIC Fund II - Strategic Income Bond Fund - Trust Class Sh
                                                                  MISSISSIPPI               ANNUAL                  60001567
                                                                  TEXAS                     GOOD UNTIL SOLD          C 62902
The Advisors' Inner Circle Fund II - Value Fund
                                                                  ALASKA                    OTHER                   60057195
                                                                  ALABAMA                   ANNUAL                    27876
                                                                  ARKANSAS                  ANNUAL                  60018321
                                                                  CONNECTICUT               ANNUAL                   1039058
                                                                  DELAWARE                  ANNUAL                    47021
                                                                  HAWAII                    ANNUAL
                                                                  IDAHO                     ANNUAL                    59680
                                                                  KANSAS                    ANNUAL                2006S0001260
                                                                  MISSOURI                  ANNUAL                 2005-00840
                                                                  NEVADA                    ANNUAL
                                                                  NEW YORK                  OTHER                   S31-57-69
                                                                  OREGON                    ANNUAL                  2006-1422
                                                                  RHODE ISLAND              ANNUAL
                                                                  SOUTH CAROLINA            ANNUAL                   MF16485
AIC Fund II - Value Fund - Class A Shares
                                                                  ARIZONA                   ANNUAL                    43975
                                                                  DISTRICT OF COLUMB        ANNUAL                  60026692
                                                                  IOWA                      ANNUAL                   I-62936
                                                                  MASSACHUSETTS             ANNUAL
                                                                  MARYLAND                  ANNUAL                 SM20061318
                                                                  MAINE                     ANNUAL                  10011917
                                                                  MICHIGAN                  ANNUAL                   947661
                                                                  MISSISSIPPI               ANNUAL                  60001568
                                                                  MONTANA                   ANNUAL                    57144
                                                                  NORTH DAKOTA              ANNUAL                    AU783
                                                                  NEBRASKA                  ANNUAL                    66047
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  NEW MEXICO                ANNUAL                    22825
                                                                  OKLAHOMA                  ANNUAL                 SE-2174409
                                                                  SOUTH DAKOTA              ANNUAL                    36781
                                                                  TENNESSEE                 ANNUAL                  RM09-1041
                                                                  TEXAS                     GOOD UNTIL SOLD          C 62897
                                                                  VERMONT                   ANNUAL                 06/14/06-04
                                                                  WASHINGTON                GOOD UNTIL SOLD         60042134
                                                                  WISCONSIN                 ANNUAL                  505673-03
                                                                  WEST VIRGINIA             GOOD UNTIL SOLD         MF 55563
AIC Fund II - Value Fund - Class C Shares
                                                                  MARYLAND                  ANNUAL                 SM20072755
                                                                  MISSISSIPPI               ANNUAL                  60001569
                                                                  NEBRASKA                  ANNUAL                    66049
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  OKLAHOMA                  ANNUAL                 SE-2174410
                                                                  TEXAS                     GOOD UNTIL SOLD          C 62898
                                                                  WISCONSIN                 ANNUAL                  527896-03
AIC Fund II - Value Fund - Trust Class Shares
                                                                  MASSACHUSETTS             ANNUAL
                                                                  MISSISSIPPI               ANNUAL                  60001570
                                                                  NEBRASKA                  ANNUAL                    66048
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  OKLAHOMA                  ANNUAL                 SE-2174411
                                                                  TEXAS                     GOOD UNTIL SOLD          C 62899


FUND NAME                                                         STATE                     REGISTRATION           FILE NUMBER

AIC Fund II - Growth Fund
                                                                  ALASKA                    OTHER                   60057476
                                                                  ALABAMA                   ANNUAL                    29116
                                                                  ARKANSAS                  ANNUAL                  60018555
                                                                  CONNECTICUT               ANNUAL                   1040262
                                                                  DELAWARE                  ANNUAL                    47287
                                                                  HAWAII                    ANNUAL
                                                                  IDAHO                     ANNUAL                    59962
                                                                  KANSAS                    ANNUAL                2007S0000154
                                                                  MISSOURI                  ANNUAL                 1993-00886
                                                                  MONTANA                   ANNUAL                    57674
                                                                  NEVADA                    ANNUAL
                                                                  NEW YORK                  OTHER                   S31-61-92
                                                                  OREGON                    ANNUAL                  2006-1525
                                                                  RHODE ISLAND              ANNUAL
                                                                  SOUTH CAROLINA            ANNUAL                   MF16587
The AIC Fund II - Growth Fund - Class A Sh
                                                                  ARIZONA                   ANNUAL                    44546
                                                                  DISTRICT OF COLUMB        ANNUAL                  60027082
                                                                  IOWA                      ANNUAL                   I-63568
                                                                  MASSACHUSETTS             ANNUAL
                                                                  MARYLAND                  ANNUAL                 SM20061835
                                                                  MAINE                     ANNUAL                  10012554
                                                                  MICHIGAN                  ANNUAL                   948176
                                                                  MISSISSIPPI               ANNUAL                  60004082
                                                                  NORTH DAKOTA              ANNUAL                    AV301
                                                                  NEBRASKA                  ANNUAL                    66572
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  NEW MEXICO                ANNUAL                    23431
                                                                  OKLAHOMA                  ANNUAL                 SE-2178693
                                                                  SOUTH DAKOTA              ANNUAL                    37279
                                                                  TENNESSEE                 ANNUAL                  RM09-1041
                                                                  TEXAS                     GOOD UNTIL SOLD          C 65546
                                                                  VERMONT                   ANNUAL                 08/23/06-23
                                                                  WASHINGTON                GOOD UNTIL SOLD         60042646
                                                                  WISCONSIN                 ANNUAL                  507515-03
                                                                  WEST VIRGINIA             GOOD UNTIL SOLD         MF 56176
AIC Fund II - Growth Fund - Class C Share
                                                                  MISSISSIPPI               ANNUAL                  60004083
                                                                  TEXAS                     GOOD UNTIL SOLD          C 65547
AIC Fund II - Growth Fund - Trust Class Shares
                                                                  MISSISSIPPI               ANNUAL                  60004084
                                                                  TEXAS                     GOOD UNTIL SOLD          C 65548
Burkenroad Fund
                                                                  ALASKA                    OTHER                   60053198
                                                                  ALABAMA                   ANNUAL                    30176
                                                                  ARKANSAS                  ANNUAL                  60016657
                                                                  CONNECTICUT               ANNUAL                   1023325
                                                                  DELAWARE                  ANNUAL                    45261
                                                                  HAWAII                    ANNUAL
                                                                  IDAHO                     ANNUAL                    58005
                                                                  KANSAS                    ANNUAL                2004S0000183
                                                                  MISSOURI                  ANNUAL
                                                                  NEVADA                    ANNUAL
                                                                  NEW YORK                  OTHER                   S30-33-10
                                                                  OREGON                    ANNUAL                  2005-194
                                                                  RHODE ISLAND              ANNUAL
                                                                  SOUTH CAROLINA            ANNUAL                   MF15743


FUND NAME                                                         STATE                     REGISTRATION           FILE NUMBER

Burkenroad Fund - Class A Shares
                                                                  ARIZONA                   ANNUAL                    39766
                                                                  DISTRICT OF COLUMB        ANNUAL                  60022980
                                                                  IOWA                      ANNUAL                   I-59260
                                                                  MASSACHUSETTS             ANNUAL
                                                                  MARYLAND                  ANNUAL                 SM20032037
                                                                  MAINE                     ANNUAL                  10007145
                                                                  MICHIGAN                  ANNUAL                   944053
                                                                  MISSISSIPPI               ANNUAL                  60006348
                                                                  MONTANA                   ANNUAL                    53948
                                                                  NORTH DAKOTA              ANNUAL                    AP252
                                                                  NEBRASKA                  ANNUAL
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  NEW MEXICO                ANNUAL                    19233
                                                                  OKLAHOMA                  ANNUAL                 SE-2190459
                                                                  PUERTO RICO               ANNUAL                   S-29158
                                                                  SOUTH DAKOTA              ANNUAL                    33249
                                                                  TENNESSEE                 ANNUAL                  RM09-1041
                                                                  TEXAS                     GOOD UNTIL SOLD          C 68047
                                                                  VERMONT                   ANNUAL                 02/15/05-01
                                                                  WASHINGTON                GOOD UNTIL SOLD         60038199
                                                                  WISCONSIN                 ANNUAL                  489962-03
                                                                  WEST VIRGINIA             GOOD UNTIL SOLD         MF 51603
Burkenroad Fund - Class D Shares
                                                                  ARIZONA                   ANNUAL                    53695
                                                                  DISTRICT OF COLUMB        ANNUAL
                                                                  IOWA                      ANNUAL                   I-65540
                                                                  MASSACHUSETTS             ANNUAL
                                                                  MARYLAND                  ANNUAL                 SM20022299
                                                                  MISSISSIPPI               ANNUAL                  60006349
                                                                  NORTH DAKOTA              ANNUAL                    AU036
                                                                  NEBRASKA                  ANNUAL                    64530
                                                                  OKLAHOMA                  ANNUAL                 SE-2181393
                                                                  SOUTH DAKOTA              ANNUAL                    34077
                                                                  TENNESSEE                 ANNUAL                  RM09-1041
                                                                  TEXAS                     GOOD UNTIL SOLD          C 68048
                                                                  WASHINGTON                GOOD UNTIL SOLD         60041484
                                                                  WISCONSIN                 ANNUAL                   452021
Burkenroad Fund - Class D Shares Prospectus
                                                                  LOUISIANA                 ANNUAL                   126949
                                                                  NEW JERSEY                ANNUAL                  BEM-0170
                                                                  OHIO                      OTHER                     64754
Hancock Horizon Diversified International Fund
                                                                  ALASKA                    OTHER                   60061798
                                                                  ALABAMA                   ANNUAL                    38522
                                                                  ARKANSAS                  ANNUAL                  60021877
                                                                  CONNECTICUT               ANNUAL                   1052721
                                                                  DELAWARE                  ANNUAL                    50756
                                                                  HAWAII                    ANNUAL
                                                                  IDAHO                     ANNUAL                    63298
                                                                  KANSAS                    ANNUAL                2009S0000347
                                                                  MISSOURI                  ANNUAL                 2008-02005
                                                                  MONTANA                   ANNUAL                    64501
                                                                  NEVADA                    ANNUAL
                                                                  NEW YORK                  OTHER                   S32-34-78
                                                                  OREGON                    ANNUAL                  2008-1632
                                                                  RHODE ISLAND              ANNUAL
                                                                  SOUTH CAROLINA            ANNUAL                   MF17757
Hancock Horizon Diversified International Fund - Class A Sh
                                                                  ARIZONA                   ANNUAL                    52250
                                                                  DISTRICT OF COLUMB        ANNUAL
                                                                  IOWA                      ANNUAL                   I-70726
                                                                  MASSACHUSETTS             ANNUAL
                                                                  MARYLAND                  ANNUAL                 SM20082592


FUND NAME                                                         STATE                     REGISTRATION           FILE NUMBER

                                                                  MAINE                     ANNUAL                  10020970
                                                                  MICHIGAN                  ANNUAL                   955550
                                                                  MISSISSIPPI               ANNUAL                  60049337
                                                                  NORTH DAKOTA              ANNUAL                    BC668
                                                                  NEBRASKA                  ANNUAL                    73986
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  NEW MEXICO                ANNUAL                    30534
                                                                  OKLAHOMA                  ANNUAL                 SE-2183498
                                                                  PUERTO RICO               ANNUAL                   S-36209
                                                                  SOUTH DAKOTA              ANNUAL                    44609
                                                                  TENNESSEE                 ANNUAL                  RM09-1041
                                                                  TEXAS                     GOOD UNTIL SOLD          C 88571
                                                                  VERMONT                   ANNUAL                 09/30/08-18
                                                                  WASHINGTON                GOOD UNTIL SOLD         60049797
                                                                  WISCONSIN                 ANNUAL                  538834-03
                                                                  WEST VIRGINIA             GOOD UNTIL SOLD         MF 64018
Hancock Horizon Diversified International Fund - Class C Sh
                                                                  MISSISSIPPI               ANNUAL                  60049338
                                                                  NEBRASKA                  ANNUAL                    73987
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  OKLAHOMA                  ANNUAL                 SE-2183499
Hancock Horizon Diversified International Fund - Trust Cl Sh
                                                                  MISSISSIPPI               ANNUAL                  60049341
                                                                  NEBRASKA                  ANNUAL                    73988
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  OKLAHOMA                  ANNUAL                 SE-2183502
Hancock Horizon Quantitative Long/Short Fund
                                                                  ALABAMA                   ANNUAL
Hancock Horizon Quantitative Long/Short Fund - Class A Sh
                                                                  MISSISSIPPI               ANNUAL                  60049339
                                                                  NEBRASKA                  ANNUAL                    73989
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  OKLAHOMA                  ANNUAL                 SE-2183500
Hancock Horizon Quantitative Long/Short Fund - Cl C Sh
                                                                  MISSISSIPPI               ANNUAL                  60049340
                                                                  NEBRASKA                  ANNUAL                    73990
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  OKLAHOMA                  ANNUAL                 SE-2183501
Hancock Horizon Quantitative Long/Short Fund - Trust Cl Sh
                                                                  MISSISSIPPI               ANNUAL                  60049342
                                                                  NEBRASKA                  ANNUAL                    73991
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  OKLAHOMA                  ANNUAL                 SE-2183503
                                                                  NEW HAMPSHIRE             ANNUAL
                                                                  NEW MEXICO                ANNUAL                    31620
                                                                  OKLAHOMA                  ANNUAL                 SE-2191055
                                                                  PUERTO RICO               ANNUAL                   S-36982
                                                                  SOUTH DAKOTA              ANNUAL                    45457
                                                                  TENNESSEE                 ANNUAL
                                                                  TEXAS                     GOOD UNTIL SOLD          C 89757
                                                                  VERMONT                   ANNUAL                 02/02/09-11
                                                                  WASHINGTON                GOOD UNTIL SOLD         60050974
                                                                  WISCONSIN                 ANNUAL
                                                                  WEST VIRGINIA             GOOD UNTIL SOLD         MF 65209